Exhibit 99.1


February 17, 2004

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com

FOR IMMEDIATE RELEASE

        GCI. INC ANNOUNCES CLOSING OF 7.25 PERCENT SENIOR NOTES DUE 2014,
             AMENDMENT TO INDENTURE FOR ITS 9.75 PERCENT SENIOR NOTES
                  DUE 2007 AND CALL FOR REDEMPTION OF REMAINING
                       9.75 PERCENT SENIOR NOTES DUE 2007

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) announced today the closing of the private offering of $250 million principal amount of 7.25 percent Senior Notes due February 15, 2014 by GCI, Inc., its wholly owned subsidiary. The net proceeds of the offering will be used to repay GCI, Inc.'s existing $180 million 9.75 percent Senior Notes due August 1, 2007 and to repay senior bank debt. The private offering increased to $250 million in principal amount from the previously announced $230 million.

            The notes were offered only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, as amended. The notes are senior unsecured and unsubordinated obligations of GCI, Inc., and will pay interest semi-annually.

            In connection with this private offering, the notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

            This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of the notes.

            The company also announced today that, in connection with the previously announced cash tender offer and consent solicitation by GCI, Inc. (the "Offer") for any and all of its $180 million outstanding principal amount of 9.75 percent Senior Notes due 2007, GCI, Inc. has accepted for payment $114,591,500 principal amount of notes validly tendered on or prior to 5:00 p.m. New York City time on February 13, 2004. Such notes accepted for payment will receive total consideration of $1,035.00 per $1,000 principal amount, consisting of the purchase price of $1,025.00 per $1,000 principal amount, the consent payment of $10.00 per $1,000 principal amount, plus accrued and on unpaid interest up to, but not including, February 17, 2004. The Offer remains open until March 2, 2004; however, the consent payment of $10.00 per $1,000 principal amount has expired. Therefore, any holders who tender notes pursuant to the Offer would now receive less consideration than if they were to instead surrender such notes pursuant to the redemption described below.

            Certain proposed amendments to the indenture governing the 9.75 percent Senior Notes due 2007 became operative today. The proposed amendments eliminate substantially all of the restrictive covenants and make other revisions to the indenture. Adoption of the proposed amendments required the consent of holders
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of at least a majority of the principal amount of the outstanding notes, which was obtained in connection with the Offer.

            The company also announced today that GCI, Inc. issued a notice of redemption to all the holders of its 9.75 percent Senior Notes due 2007. The notice calls for redemption of the remaining $65,408,500 principal amount of such notes on March 18, 2004 at a redemption price of $1,032.50 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, March 18, 2004.

            GCI is the largest Alaska-based and operated integrated communications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

            The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward-looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Forms 10-K and 10-Q filed with the Securities and Exchange Commission.


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